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                                                                   EXHIBIT 10.10
                               December 11, 2000


Mr. Steve Rizzo
Endeavor Pharmaceuticals, Inc.
5501 New Centre Drive
Wilmington, NC 28403

         Re: Lease for University Corporate Center

Dear Steve:

         The following letter incorporates our agreement to amend the Lease between University Corporate Center, LLC ("Landlord") and Endeavor Pharmaceuticals, Inc. ("Endeavor") dated September 20, 1999. Except for the amendments specifically set forth in this letter, all of the other terms and conditions of the original Lease shall remain in full force and effect.

         Our agreed upon amendments follow:

         1. Premises. The property described in the Lease as the "Premises" will change from the original 2,550 rentable square feet to 4,114 rentable square feet effective as of the date of your signature on this letter. The sketch attached hereto shall represent the new Premise.

         2. Term. The lease shall be extended from September 20,2000 to September 30, 2005. Provided, however, at any time after March 20, 2002 and provided that Endeavor is not in default under the Lease, Endeavor may give six (6) months' notice of early termination and, after such termination, shall have no further obligations under this Lease except for obligations which may have arisen as a result of non-performance prior to such termination.

         3. Base Rent. Base Rent shall continue to be $4,322.25 per month until February 1, 2001. After February 1, 2001 and continuing until termination of the Lease, the Base Rent shall be $6,423.23 per month (as adjusted below) which reflects a credit of $550.00 per month for the cost of Tenant improvements. In the event of early termination as above, Endeavor will not be entitled to any additional credits or
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Mr. Steve Rizzo
Endeavor Pharmaceuticals, Inc.
December 11, 2000
Page 2

                  refunds for Tenant improvements. All Tenants improvements shall be property of Landlord. Beginning on September 20, 2001, Base Rent shall be increased by three percent (3%) and such increase shall be continued on an annual basis thereafter throughout the term of the Lease. All rental amounts shall be paid directly to First Atlantic Properties as agent for Landlord until written notification to the contrary.

         4. Right of First Refusal. Paragraph 5 of the original Lease is amended to change the space subject to the right of first refusal from the 1,360 square foot space to a 4,561 square foot space on the second floor of the Building currently occupied by Greenpoint.

         I trust the above accurately reflects our understanding and if so, please have Endeavor Pharmaceuticals, Inc. execute in the space below.

                           Very truly yours,

                           UNIVERSITY CORPORATE CENTER, LLC


                           By: /s/ Stewart Lyon
                              --------------------------------------


scm

AGREED UPON AND ACCEPTED THIS THE 20TH DAY OF DECEMBER, 2000.

                           ENDEAVOR PHARMACEUTICALS, INC.

                           By:  /s/ Steven F. Rizzo
                              --------------------------------------
                                    Steven F. Rizzo
                                    Vice President